Exhibit 10.3.2
AGREEMENT REGARDING GRANTS OF INCENTIVE SHARES AND CLAWBACKS

This Agreement between East West Bancorp, Inc. (“Company”) and the employee referenced below (“Employee”) is entered into as of this 9th day of April, 2012 by and between Company and Employee.

Employee has outstanding stock options, restricted stock and / or restricted stock units of the Company that may vest upon a change in control of the Company.   Employee agrees that no such shares shall vest by reason of a change in control of the Company unless the Employee is terminated or unless Employee’s job is materially changed.  Employee’s job shall be considered materially changed if compensation is reduced, if duties are materially reduced, or if Employee’s principal place of employment is moved more than 25 miles from Pasadena, California.

In addition, Employee agrees that for any existing restricted stock and restricted stock units that Employee currently holds where the vesting is subject to performance metrics, the shares will be subject to “claw back” in event of a restatement of the financial statement on which the shares vesting is based. Employee shall be required to repay the Company the amount of the shares value in excess of what would have been paid based on the restated numbers. The claw back shall be required without regard to the reason for the restatement.

Except as expressly agreed to herein, the Employment Agreement between the parties shall remain in force and effect.

EAST WEST BANCORP, INC.

By: _________________________

____________________________
Employee: Douglas Krause